Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-143928) on Amendment No. 2 to Form S-3 of Big Dog Holdings, Inc. and subsidiaries of our report dated March 30, 2007 relating to our audit of the consolidated financial statements and the financial statement schedules which appear in the Annual Report on Form 10-K of Big Dog Holdings, Inc. and subsidiaries for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
August 31, 2007